EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

USW Members Ratify New Labor Agreement at AK Steel Tubemaking Unit

WEST CHESTER, OH, January 12, 2009 — AK Steel (NYSE: AKS) said today that members of United Steelworkers of America (USW) Local 1915 have ratified a new labor agreement with its wholly-owned subsidiary, AK Tube LLC, covering about 100 hourly production and maintainenance employees at its Walbridge, Ohio facility.
“We are pleased that members of Local 1915 have ratified a new, cost competitive labor agreement at our Walbridge tube plant,” said James L. Wainscott, chairman, president and CEO of AK Steel.  “This agreement addresses costs and other concerns that our company faces in today’s challenging market conditions.”
Under terms of the new agreement, there will be no wage increases during the first year of the contract.  Wage increases are included for the second and third years of the contract.  In addition, the agreement includes significant workforce flexibility and healthcare cost-sharing provisions, along with continuation of a gain-sharing plan and a ratification bonus.  The new agreement replaces a contract scheduled to expire on January 25, 2009.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,500 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.

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